Calculation of Filing Fee Tables
S-8
CYTOKINETICS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share, to be issued under the Cytokinetics, Incorporated Amended and Restated 2015 Employee Stock Purchase Plan (the "Plan")	457(a)	1,000,000	$ 77.75	$ 77,750,000.00	0.0001381	$ 10,737.27
Total Offering Amounts:						$ 77,750,000.00		$ 10,737.27
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 10,737.27
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), this Registration Statement on Form S-8 (this "Registration Statement"), also covers any additional shares of Common Stock, par value of $0.001 per share ("Common Stock") of Cytokinetics, Incorporated in respect of the securities identified in the above table that may become issuable through the Plan as a result of any stock dividend, stock split, recapitalization or other similar transactions. (2) Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share, maximum aggregate offering price and registration fee are based on a price of $77.75 per share of Common Stock, which price is based upon the average of the high and low sales prices of the Common Stock as reported on The Nasdaq Global Select Market on May 22, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources